Exhibit 99.1

GTY TECHNOLOGY HOLDINGS ANNOUNCES Q2 2019 RESULTS

(Austin, Texas, August 9, 2019) – GTY Technology Holdings Inc. (Nasdaq: GTYH) (“GTY”), a leading vertical SaaS/Cloud solution for the public sector, announced today its Q2 2019 results. This is the first full quarter of operations for the company following the consummation of its business combination on February 19, 2019.

Revenue growth was 25% over the prior year period on a GAAP basis. Non-GAAP revenue growth, which excludes the impact of purchase accounting, was 50% over the prior year period.

Stephen Rohleder, Chairman and CEO stated, “We are extremely proud of the accomplishments of our Business Units these last few months. In conjunction with our Business Units, we closed our channel partnership with Infor and continue to pursue additional channel opportunities with several large service organizations. We scaled our organic pipeline and backlog and add added new sales talent at each of the units. We were pleased with year-over-year revenue growth and continue to see strong demand for our distinct SaaS/Cloud solutions in this large, rapidly growing Public Sector digital market, having picked up an additional 78 clients this quarter.”

Harry You, Vice Chairman and CFO stated, “We are really pleased with the progress made on the balance sheet this quarter. In June, we consummated our registered direct offering, raising approximately $27 million in gross proceeds. As of June 30, 2019, we have approximately $25.4 million of cash on balance sheet. Other than an immaterial amount of deferred consideration, we have a straightforward balance sheet with no debt and believe we now have significant expansion capital to build out our salesforce and invest in other organic and inorganic opportunities.”

“We are also pleased to announce that John Curran will be joining us as EVP of Finance,” said Rohleder. “As the former CFO of the Cognex Corporation and the Interim CFO of Pivotal Software, John has proven he can scale software solutions at public companies. He will be a great asset in the management, planning and reporting of GTY and its Business Units. On August 31, John will officially take over the position of CFO from Harry You who will continue to support GTY in his role as Vice Chairman by working on business development, other partnership initiatives, and the company’s capital structure.”

As previously announced, the company will hold an earnings call today at 7:45 AM. Conference call details for participation on the call are listed below. A transcript will also be posted to the IR part of our website.

Conference ID: 8868286

Participant Toll Free Dial-In Number: (866) 211-4672

Participant International Dial-In Number: (647) 689-6739

The company will hold an investor meeting at the beginning of the new year where it will provide full year 2020 financial guidance.

About GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.)

GTY Technology Holdings Inc. is a leading public sector SaaS company which offers a cloud-based suite of solutions for primarily North American state and local governments. For more information, please visit www.gtytechnology.com.  The following is a brief description of each of GTY’s Business Units.

About Bonfire

Bonfire, a leader in strategic sourcing and procurement technology, empowers organizations to make the right purchasing decisions. With tools to support the entire vendor lifecycle (sourcing, contract management, and vendor performance), Bonfire goes beyond traditional mechanics to make complex decision making easy. Bonfire works the way you do on a single cloud platform designed to unite stakeholders, absorb compliance requirements, and facilitate advanced evaluation techniques. The combination of flexible technology with world-class customer service makes Bonfire the solution of choice for both public and private sector organizations of all sizes around the globe. Bonfire was named as a 2018 Gartner Cool Vendor and proudly reports a client retention rate greater than 96 percent.

About CityBase

CityBase gives people and businesses an intuitive way to interact with utilities and government agencies. CityBase’s technology dramatically improves constituent services through payment solutions, digital services and API development for cities, states and utilities.

About eCivis

Since 2000, eCivis has been the most trusted and widely used SaaS grant management system by state, local and tribal governments. eCivis helps thousands of government agencies maximize their grant revenues, track their financial and program performance, prepare cost allocation plans and budgets, and access free open data tools to make sense of Federal data.

About Open Counter

Open Counter builds user-friendly software to guide applicants through complex permitting and licensing procedures, guiding applicants through the process by estimating the total fees and requirements for the project, and allowing applicants to apply and pay for permits online.

About Questica

Questica’s budget preparation and management software suite – Questica Budget – Integrates with more than 25 financial systems and other systems. This ensures organizations can access all the information they need to develop, track, monitor and adjust their budgets, plus report out to stakeholders when and to who they need to. Questica Budget Suite’s Operating, Salary, Capital and Performance modules ensure public sector organizations have a clear view into their budgets, forecasts and expenditures, thus enabling those organizations to deliver on their financial and non-financial strategic objectives. Additionally, Questica’s easy-to-use OpenBook transparency and data visualization software can be used to share an organization’s financial and non-financial information with both its internal and external stakeholders.

About Sherpa

Sherpa is a provider of public sector budgeting software and consulting services. Sherpa’s highly-configurable software enables rapid and collaborative implementations. Clients have benefitted from a unique deployment model, staffing projects with consultants averaging 20 years of experience and having one project team from sales through implementation to post-implementation support.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The company’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the company’s expectations with respect to future performance and anticipated impacts of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the risk that the business combination disrupts current plans and operations; (2) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably and retain its key employees; (3) costs related to the business combination; (4) the outcome of the New York and California lawsuits among the company, OpenGov, Inc. and the other parties thereto, as well as any other legal proceedings that may be instituted against the company in connection with the business combination; (5) the inability to maintain the listing of the company’s common stock on The Nasdaq Stock Market; (6) changes in applicable laws or regulations; (7) the possibility that the company may be adversely affected by other economic, business, and/or competitive factors; (8) any government shutdown which impacts the ability of the company’s customers to purchase its products and services; and (9) other risks and uncertainties included in the company’s prospectus on Form 424B4 filed with the SEC on June 6, 2019, including those under “Risk Factors” therein, and in the company’s other filings with the SEC. We caution you that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

Presentation of Predecessor and Successor Financial Results

As a result of the business combination, GTY is the acquirer for accounting purposes and Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa are the acquirees and accounting predecessor. The company’s financial statement presentation distinguishes the company’s presentations into two distinct periods, the period up to the closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.

Use of Non-GAAP Revenues

To supplement its condensed consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, GTY has provided in this release a financial measure that has not been prepared in accordance with GAAP: non-GAAP revenues.

GTY’s managements uses non-GAAP revenues internally in analyzing its financial results and believes this metric is useful to investors, as a supplement to the corresponding GAAP measure, in evaluating GTY’s ongoing operational performance and trends. However, it is important to note that particular items GTY excludes from, or includes in, its non-GAAP revenues may differ from the items excluded from, or included in, similar non-GAAP revenues used by other companies in the same industry. Non-GAAP revenues should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of non-GAAP revenues to GAAP revenues below.

Non-GAAP revenues are defined as GAAP revenues adjusted for the impact of purchase accounting resulting from its business combination. In addition, as the business combination occurred on February 19, 2019, GTY believes reviewing the operating results on a pro forma basis is more useful in discussing the overall operating performance when compared to the same period in the prior year. Therefore, to compare the six months ended June 30, 2019 to 2018, the company combined the revenues of the Predecessor period from January 1, 2019 through February 18, 2019 and the Successor period from February 19, 2019 through June 30, 2019 (“S/P Combined 2019”).

Below is a reconciliation of revenues to non-GAAP revenues for the three months ended June 30, 2019 and revenues to non-GAAP pro forma as adjusted revenues for the S/P Combined 2019 period.

	Three Months Ended June 30,
	2019	2018	YoY %
Revenues	$8,246	$6,614	25%
Purchase accounting adjustment to revenue	$1,699	$-
Non-GAAP Revenues	$9,945	$6,614	50%

	Six Months Ended June 30,
	2019	2018	YoY %
Revenues - Successor Period	$11,280	$-
Revenues - Predecessor Period	$4,928	$13,404
Pro forma as Adjusted Revenues	$16,208	$13,404	21%
Purchase accounting adjustment to revenue	$2,571	$-
Non-GAAP Pro forma as Adjusted Revenues	$18,779	$13,404	40%

GTY Technology Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Successor	Predecessor
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$25,444	$13,217
Investments	-	1,398
Accounts receivable, net	8,331	5,988
Prepaid expenses and other current assets	2,142	1,250
Total current assets	35,917	21,853

Property and equipment, net	2,679	1,124
Right of use assets	3,221	-
Loan receivable - related party	-	177
Intangible assets, net	127,461	1,564
Goodwill	332,602	2,518
Other assets	2,418	2,332
Total assets	$504,298	$29,568

Liabilities, Temporary Equity and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$8,687	$5,969
Contract liabilities	12,807	11,732
Notes payable and accrued expenses - related party	76	-
Warrant liability	-	87
Financing lease obligations - current portion	544	138
Lease liability - current portion	1,664	-
Contingent consideration - current portion	12,169	-
Notes payable	-	450
Total current liabilities	35,947	18,376

Contract and other long-term liabilities	1,634	3,215
Deferred rent	-	62
Long-term debt, less current portion	-	433
Deferred tax liability	38,238	-
Financing lease obligations - less current portion	1,091	268
Lease liability - less current portion	1,858	-
Contingent consideration - less current portion	56,333	2,092
Total liabilities	135,101	24,446

Commitments and contingencies
Preferred stock	-	42,264

Shareholders’ equity (deficit):
Common stock, par value $0.0001; 400,000,000 shares authorized; 52,520,612 shares issued and 52,155,614 shares outstanding as of June 30, 2019, net of treasury stock	5	-
Exchangeable shares, no par value, 5,761,741 shares issued and outstanding as of June 30, 2019	47,617	-
Acquired Companies' common stock	-	148
Additional paid in capital	364,614	7,835
Accumulated other comprehensive loss	186	(174)
Treasury stock, at cost, 364,998 shares as of June 30, 2019	(3,413)	-
Accumulated deficit	(39,812)	(44,951)
Total shareholders' equity (deficit)	369,197	(37,142)
Total liabilities, temporary equity and shareholders’ equity (deficit)	$504,298	$29,568

Company Contacts:

Carter Glatt

Senior Vice President, Corporate Development, GTY

carter@gtytechnology.com

(702) 945-2898